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                                                                     Exhibit 4.7

THE SECURITIES EVIDENCED BY THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

                                     WARRANT
                            TO PURCHASE COMMON STOCK
                                       OF
                               INSMED INCORPORATED

                           (void after July 10, 2008)

No. W-___

         THIS CERTIFIES THAT, for value received, ______________ or registered assigns (the "Holder"), from and after the Commencement Date (as defined below), and subject to the terms and conditions herein set forth, is entitled to purchase from Insmed Incorporated, a Virginia corporation (the "Company"), at any time before 5:00 p.m. New York City time on July 10, 2008 (the "Termination Date"), ___________________ (_____) shares (the "Warrant Shares") of the
Company's common stock, $.01 par value per share (the "Common Stock"), at a price per share equal to the Warrant Price (as defined below) upon exercise of this Warrant pursuant to Section 5 hereof. The number of Warrant Shares is subject to adjustment under Section 2.

1. Definitions. As used in this Warrant, the following terms have the definitions ascribed to them below:

         (a)  "Commencement Date" means January 11, 2004.

         (b)  "Issuance Date" means July 11, 2003.

         (c)  "Offering Warrants" shall have the meaning ascribed to the term in
Section 8.

         (d) "Person" means any individual, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         (e) "Purchase Agreement" means that certain Stock and Warrant Purchase Agreement dated as of July 11, 2003 between the Company and the initial Holder of this Warrant.

         (f)  "Warrant Price" means $4.10 per share subject to adjustment under
Section 2.

2. Adjustments and Notices. The Warrant Price and/or the Warrant Shares shall be subject to adjustment from time to time in accordance with this Section
2. The Warrant Price and/or the Warrant Shares shall be adjusted to reflect all of the following events that occur on or after the Issuance Date.

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         (a)  Subdivision, Stock Dividends or Combinations. In case the Company shall at any time subdivide the outstanding shares of the Common Stock or shall issue a stock dividend with respect to the Common Stock, the Warrant Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and the number of Warrant Shares for which this Warrant may be exercised immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased. In case the Company shall at any time combine the outstanding shares of the Common Stock, the Warrant Price in effect immediately prior to such combination shall be proportionately increased, and the number of Warrant Shares for which this Warrant may be exercised immediately prior to such combination shall be proportionately decreased. In each of the foregoing cases, the adjustment shall be effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

         (b) Reclassification, Exchange, Substitution, In-Kind Distribution. Upon any reclassification, exchange, substitution or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant or upon the payment of a dividend in securities or property other than shares of the Common Stock, the Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received if this Warrant had been exercised immediately before the record date for such reclassification, exchange, substitution, or other event or immediately prior to the record date for such dividend. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise or conversion of the new warrant. The provisions of this
Section 2(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events and successive dividends.

         (c) Reorganization, Merger etc. In case of any merger or consolidation of the Company into or with another corporation where the Company is not the surviving corporation, or sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall, as a condition to closing any such reorganization, merger or sale, duly execute and deliver to the Holder hereof a new warrant so that the Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise or conversion of the unexercised portion of this Warrant, and in lieu of the Warrant Shares theretofore issuable upon exercise or conversion of this Warrant, the kind and amount of shares of stock, other securities, money and property that would have been receivable upon such reorganization, merger or sale by the Holder with respect to the Warrant Shares if this Warrant had been exercised immediately before the consummation of such transaction. Such new warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2. The provisions of this subparagraph
(c) shall similarly apply to successive transactions of the type described in this subparagraph (c).

         (d) Certificate of Adjustment. In each case of an adjustment or readjustment of the Warrant Price, the Company, at its own expense, shall cause its Principal Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. No adjustment of the Warrant Price shall be required to be made unless it would result in an increase

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or decrease of at least one cent, but any adjustments not made because of this sentence shall be carried forward and taken into account in any subsequent adjustment otherwise required hereunder.

         (e) No Impairment. The Company shall not, by amendment of its charter, by-laws or other organizational documents, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all of the provisions of this Section 2 and in taking all such action as may be necessary or appropriate to protect the Holder's rights under this Section 2 against impairment.

         (f) Fractional Shares. No fractional shares shall be issuable upon exercise or conversion of the Warrant and the number of shares to be issued shall be rounded down to the nearest whole share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying the Holder an amount computed by multiplying the fractional interest by the fair market value of a full share.

3. No Shareholder Rights. This Warrant, by itself, as distinguished from any shares purchased hereunder, shall not entitle the Holder to any of the rights of a shareholder of the Company.

4. Reservation of Stock. The Company will reserve from its authorized and unissued stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of this Warrant. Issuance of this Warrant shall constitute full authority to the Company's officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares issuable upon the exercise of this Warrant.

5. Exercise of Warrant. This Warrant may be exercised only as a whole by the Holder, at any time from and after the Commencement Time and prior to the termination of this Warrant, by the surrender of this Warrant at the principal office of the Company, together with the Notice of Exercise in the form attached hereto as Attachment 1, duly completed and executed, specifying that all of the Warrant is to be exercised and accompanied by payment in full of the Warrant Price in wire transfer or by certified check with respect to the Warrant Shares being purchased. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full Warrant Shares issuable upon such exercise.

6. Transfer of Warrant. This Warrant may be transferred or assigned by the Holder hereof as a whole or in part, provided:

         (a) that the transferor provides, at the Company's request, an opinion of counsel satisfactory to the Company that such transfer does not require registration under the Securities Act, and

         (b) that if after such transfer there will be two or more such Warrants (due to the Warrant having been transferred in part and not in whole), that all persons holding a Warrant covering shares that were covered by the original Warrant must agree in writing with each other that none of them will exercise unless all of them exercise simultaneously.

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7.       Legends. Upon issuance, the certificate or certificates evidencing any
Warrant Shares shall bear legends as set forth in the Purchase Agreement.

8. Purchase Agreement. This Warrant is one of a number of warrants (the "Offering Warrants") issued pursuant to the Purchase Agreement, and the Warrant Shares shall be entitled to the rights conferred thereon under the Purchase Agreement, including without limitation the registration rights provided in
Section 7 thereof.

9. Termination. This Warrant shall terminate at 5:00 p.m. New York City time on the Termination Date.

10. Miscellaneous. This Warrant shall be governed by the laws of the Commonwealth of Virginia, as such laws are applied to contracts to be entered into and performed entirely in Virginia by Virginia residents. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed or waived orally, but only by an instrument in writing signed by the Company and (a) holders of Offering Warrants exercisable for a majority of the Warrant Shares issuable upon exercise of the then outstanding Offering Warrants, provided that such change or waiver does not adversely affect the Holder without adversely affecting all holders of Offering Warrants in a similar manner or (b) the Holder. All notices and other communications from the Company to the Holder of this Warrant shall be delivered personally or by facsimile transmission or mailed by first class mail, postage prepaid, to the address or facsimile number furnished to the Company in writing by the last Holder of this Warrant who shall have furnished an address or facsimile number to the Company in writing, and if mailed shall be deemed given three days after deposit in the United States mail. Upon receipt of evidence satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock.


ISSUED:  July 11, 2003


INSMED INCORPORATED


By:__________________________________

Name:________________________________

Title:_______________________________

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                                                                    Attachment 1

NOTICE OF EXERCISE

TO:      INSMED INCORPORATED

1. The undersigned hereby elects to purchase all Warrant Shares of Insmed Incorporated pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full, together with all applicable transfer taxes, if any.

2. Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

                         ______________________________
                 (Name in which certificate(s) are to be issued)

                         ______________________________
                                    (Address)


                                                    ____________________________
                                                      (Name of Warrant Holder)

                                                    By:_________________________

                                                    Title:______________________

                                                    Date signed: _______________

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